Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2017 THIRD QUARTER RESULTS

GRAND RAPIDS, Mich., Oct. 26, 2017 - Independent Bank Corporation (NASDAQ: IBCP) reported third quarter 2017 net income of $6.9 million, or $0.32 per diluted share, versus net income of $6.4 million, or $0.30 per diluted share, in the prior-year period.  The increase in third quarter 2017 results as compared to 2016 primarily reflects an increase in net interest income that was partially offset by increases in the provision for loan losses and in non-interest and income tax expenses and a decrease in non-interest income.

For the nine months ended Sept. 30, 2017, the Company reported net income of $18.8 million, or $0.87 per diluted share, compared to net income of $16.9 million, or $0.78 per diluted share, in the prior-year period.  The increase in 2017 year-to-date results as compared to 2016 is primarily due to increases in net interest income and non-interest income that were partially offset by increases in the provision for loan losses as well as in non-interest and income tax expenses.

Third quarter 2017 highlights include:

•	A year-over-year increase in quarterly net interest income of $2.9 million, or 14.6%;
•	A year-over-year increase in quarterly net income and diluted earnings per share of 7.6% and 6.7%, respectively;
•	Continued improvement in asset quality metrics with a $0.4 million, or 3.2%, decline in non-performing assets;
•	Total portfolio loan net growth of $125.4 million, or 27.5% annualized;
•	A 2.0% increase in tangible book value per share to $12.47 at Sept. 30, 2017 from $12.22 at June 30, 2017; and
•	The payment of a ten cent per share dividend on common stock on Aug. 15, 2017.

The third quarter of 2017 included a $0.57 million ($0.02 per diluted share, after tax) decline in the fair value of capitalized mortgage loan servicing rights due to price.  The third quarter of 2016 included a $0.62 million ($0.02 per diluted share, after tax) recovery of previously recorded impairment charges on capitalized mortgage loan servicing rights.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “Excluding the after-tax, two cent per diluted share, charge related to a decline in price of our capitalized mortgage loan servicing rights, our  third quarter 2017 results met our expectations and included a provision for loan losses expense of $0.6 million.  Strong loan origination activity led to significant loan growth and increased net interest income. We were also pleased with the sequential quarterly growth in our net interest margin which rose to 3.66%.  Reflecting both these excellent operating results, as well as our strong capital position, we recently announced a 20% increase in the quarterly cash dividend on our common stock to 12 cents per share effective Nov. 15, 2017.  As we look ahead to the remainder of 2017 and beyond, we are focused on building on the momentum generated in the first nine months of 2017.”

Operating Results

The Company’s net interest income totaled $22.9 million during the third quarter of 2017, an increase of $2.9 million, or 14.6%, from the comparable year-ago period, and up $1.4 million, or 6.6%, from the second quarter of 2017.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.66% during the third quarter of 2017, compared to 3.51% in the year-ago period, and 3.60% in the second quarter of 2017.  The year-over-year quarterly increase in net interest income is due to increases in both average interest-earning assets and in the net interest margin.  Average interest-earning assets were $2.52 billion in the third quarter of 2017, compared to $2.29 billion in the year ago quarter and $2.42 billion in the second quarter of 2017.

For the first nine months of 2017, net interest income totaled $65.9 million, an increase of $6.5 million, or 10.9%, from the comparable year ago period.  The Company’s net interest margin for the first nine months of 2017 was 3.65% compared to 3.55% in 2016.  The increase in net interest income for the first nine months of 2017 is due to increases in both average interest-earning assets and in the net interest margin.

Non-interest income totaled $10.3 million and $31.1 million, respectively, for the third quarter and first nine months of 2017, compared to $11.7 million and $29.1 million in the respective comparable year ago periods.  The year-over-year quarterly decrease was primarily due to a decline in net revenues from the Company’s mortgage banking activities (net gains on mortgage loans and net mortgage loan servicing income).  The year-to-date increase in 2017 compared to 2016 was primarily due to growth in revenues from the Company’s mortgage banking activities (net gains on mortgage loans and net mortgage loan servicing income). In addition, both service charges on deposit accounts and interchange income grew during the first nine months of 2017 compared to 2016.

Net gains on mortgage loans were $3.0 million in the third quarter of 2017, compared to $3.6 million in the year-ago quarter.  For the first nine months of 2017, net gains on mortgage loans totaled $8.9 million compared to $7.7 million in 2016.  Mortgage loan origination and sales volumes have increased in 2017 primarily due to the expansion of the Company’s mortgage banking operations (opening additional loan production offices) that principally occurred in the last quarter of 2016 and first quarter of 2017.  The quarterly comparative decline in net gains on mortgage loans reflects a lower loan sales margin due to competitive factors as well as fair value adjustments related to the mortgage loan pipeline (primarily mortgage loan origination commitments).

Mortgage loan servicing generated income of $0.001 million and $0.9 million in the third quarters of 2017 and 2016, respectively. For the first nine months of 2017, mortgage loan servicing generated income of $0.7 million as compared to a loss of $0.5 million in 2016. This activity is summarized in the following table:

	Three Months Ended		Nine Months Ended
	9/30/2017	9/30/2016	9/30/2017	9/30/2016
Mortgage loan servicing:	(Dollars in thousands)
Revenue, net	$1,091	$1,037	$3,253	$3,087
Fair value change due to price	(572)	--	(1,075)	--
Fair value change due to pay-downs	(518)	--	(1,510)	--
Amortization	--	(799)	--	(2,065)
Impairment (charge) recovery	--	620	--	(1,476)
Total	$1	$858	$668	$(454)

Effective on Jan. 1, 2017, the Company adopted the fair value accounting method for capitalized mortgage loan servicing rights.

Non-interest expenses totaled $22.6 million in the third quarter of 2017, compared to $22.5 million in the year-ago period.  For the first nine months of 2017, non-interest expenses totaled $68.9 million versus $65.5 million in 2016.  These year-over-year increases in non-interest expenses were primarily due to increases in compensation and employee benefits largely related to the aforementioned expansion of the Company’s mortgage banking operations.

The Company recorded an income tax expense of $3.2 million and $8.4 million in the third quarter and first nine months of 2017, respectively.  This compares to an income tax expense of $3.0 million and $7.5 million in the third quarter and first nine months of 2016, respectively.  The year-to-date 2016 income tax expense was reduced by a credit of approximately $0.3 million due to the adoption of ASU 2016-09 in the second quarter of that year.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “We continue to make progress in further improving asset quality, as evidenced by declines in non-performing loans and assets.  In addition, thirty- to eighty-nine day delinquency rates at Sept. 30, 2017 were 0.06% for commercial loans and 0.48% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	9/30/2017	12/31/2016	9/30/2016
	(Dollars in thousands)
Commercial	$788	$5,163	$3,386
Consumer/installment	525	907	732
Mortgage	7,097	7,294	6,679
Payment plan receivables	--	--	4
Total	$8,410	$13,364	$10,801
Ratio of non-performing loans to total portfolio loans	0.43%	0.83%	0.67%
Ratio of non-performing assets to total assets	0.38%	0.72%	0.62%
Ratio of the allowance for loan losses to non-performing loans	255.39%	151.41%	204.08%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans have declined $5.0 million, or 37.1%, from Dec. 31, 2016.  This decline primarily reflects the pay-off or liquidation of non-performing commercial loans.  Other real estate and repossessed assets totaled $2.2 million at Sept. 30, 2017, compared to $5.0 million at Dec. 31, 2016.

The provision for loan losses was an expense of $0.6 million and a credit of $0.2 million in the third quarters of 2017 and 2016, respectively.  The provision for loan losses was an expense of $0.8 million and a credit of $1.4 million in the first nine months of 2017 and 2016, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan growth, loan mix, levels of non-performing and classified loans and loan net charge-offs.  The Company recorded loan net recoveries of $0.3 million (0.07% annualized of average loans) and loan net charge-offs of $0.5 million (0.12% annualized of average loans) in the third quarters of 2017 and 2016, respectively.  For the first nine months of 2017 and 2016, the Company recorded loan net recoveries of $0.4 million (0.03% annualized of average loans) and $0.9 million (0.08% of average loans), respectively.  The year-to-date change in 2017 is due primarily to a decline in recoveries of previously charged-off commercial loans.  At Sept. 30, 2017, the allowance for loan losses totaled $21.5 million, or 1.11% of portfolio loans, compared to $20.2 million, or 1.26% of portfolio loans, at Dec. 31, 2016.

Balance Sheet, Liquidity and Capital

Total assets were $2.75 billion at Sept. 30, 2017, an increase of $204.5 million from Dec. 31, 2016.  Loans, excluding loans held for sale, were $1.94 billion at Sept. 30, 2017, compared to $1.61 billion at Dec. 31, 2016.

Deposits totaled $2.34 billion at Sept. 30, 2017, an increase of $118.0 million from Dec. 31, 2016.  The increase in deposits is primarily due to growth in checking, savings and brokered deposit account balances that was partially offset by a decline in time deposits.

Cash and cash equivalents totaled $47.6 million at Sept. 30, 2017, versus $83.2 million at Dec. 31, 2016. Securities available for sale totaled $548.9 million at Sept. 30, 2017, versus $610.6 million at Dec. 31, 2016.

Total shareholders’ equity was $267.7 million at Sept. 30, 2017, or 9.72% of total assets.  Tangible common equity totaled $266.0 million at Sept. 30, 2017, or $12.47 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	9/30/2017	12/31/2016	Well Capitalized Minimum

Tier 1 capital to average total assets	9.67%	9.90%	5.00%
Tier 1 common equity to risk-weighted assets	12.76%	13.87%	6.50%
Tier 1 capital to risk-weighted assets	12.76%	13.87%	8.00%
Total capital to risk-weighted assets	13.87%	15.02%	10.00%

Share Repurchase Plan

As previously announced, on Jan. 23, 2017, the Board of Directors of the Company authorized a share repurchase plan.  Under the terms of the 2017 share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.    The repurchase plan is authorized to last through Dec. 31, 2017.  Thus far in 2017, the Company has not repurchased any shares.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, Oct. 26, 2017.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL:  http://services.choruscall.com/links/ibcp171026.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10112463). The replay will be available through Nov. 2, 2017.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.8 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements about profitability, business lines and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2016. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30, 2017	December 31, 2016
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$31,998	$35,238
Interest bearing deposits	15,605	47,956
Cash and Cash Equivalents	47,603	83,194
Interest bearing deposits - time	3,489	5,591
Trading securities	347	410
Securities available for sale	548,865	610,616
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,543	15,543
Loans held for sale, carried at fair value	47,611	35,946
Payment plan receivables and other assets held for sale	-	33,360
Loans
Commercial	837,250	804,017
Mortgage	781,346	538,615
Installment	318,498	265,616
Total Loans	1,937,094	1,608,248
Allowance for loan losses	(21,478)	(20,234)
Net Loans	1,915,616	1,588,014
Other real estate and repossessed assets	2,150	5,004
Property and equipment, net	38,774	40,175
Bank-owned life insurance	54,286	54,033
Deferred tax assets, net	22,433	32,818
Capitalized mortgage loan servicing rights	14,675	13,671
Other intangibles	1,673	1,932
Accrued income and other assets	40,381	28,643
Total Assets	$2,753,446	$2,548,950

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$753,555	$717,472
Savings and interest-bearing checking	1,040,974	1,015,724
Reciprocal	49,078	38,657
Time	412,601	453,866
Brokered time	87,553	-
Total Deposits	2,343,761	2,225,719
Other borrowings	75,849	9,433
Subordinated debentures	35,569	35,569
Other liabilities held for sale	-	718
Accrued expenses and other liabilities	30,557	28,531
Total Liabilities	2,485,736	2,299,970

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,332,317 shares at September 30, 2017 and 21,258,092 shares at December 31, 2016	324,607	323,745
Accumulated deficit	(53,240)	(65,657)
Accumulated other comprehensive loss	(3,657)	(9,108)
Total Shareholders’ Equity	267,710	248,980
Total Liabilities and Shareholders’ Equity	$2,753,446	$2,548,950

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$21,831	$19,949	$18,597	$61,638	$55,361
Interest on securities
Taxable	2,765	2,781	2,537	8,300	7,261
Tax-exempt	512	511	330	1,478	860
Other investments	263	292	281	867	884
Total Interest Income	25,371	23,533	21,745	72,283	64,366
Interest Expense
Deposits	1,833	1,478	1,254	4,754	3,520
Other borrowings	626	563	493	1,659	1,455
Total Interest Expense	2,459	2,041	1,747	6,413	4,975
Net Interest Income	22,912	21,492	19,998	65,870	59,391
Provision for loan losses	582	583	(175)	806	(1,439)
Net Interest Income After Provision for Loan Losses	22,330	20,909	20,173	65,064	60,830
Non-interest Income
Service charges on deposit accounts	3,281	3,175	3,281	9,465	9,164
Interchange income	1,942	2,005	1,943	5,869	5,797
Net gains (losses) on assets
Mortgage loans	2,971	3,344	3,556	8,886	7,727
Securities	69	(34)	(45)	62	302
Mortgage loan servicing, net	1	(158)	858	668	(454)
Other	2,040	2,114	2,115	6,139	6,561
Total Non-interest Income	10,304	10,446	11,708	31,089	29,097
Non-Interest Expense
Compensation and employee benefits	13,577	13,380	13,031	41,104	36,912
Occupancy, net	1,970	1,920	1,919	6,032	5,982
Data processing	1,796	1,937	1,971	5,670	6,008
Furniture, fixtures and equipment	961	1,005	990	2,943	2,939
Communications	685	678	670	2,046	2,280
Loan and collection	481	670	568	1,564	1,964
Advertising	526	519	455	1,551	1,410
Legal and professional	550	389	420	1,376	1,178
Interchange expense	294	292	276	869	809
FDIC deposit insurance	208	202	187	608	852
Credit card and bank service fees	105	136	203	432	588
Net losses on other real estate and repossessed assets	30	91	263	132	98
Other	1,433	1,542	1,576	4,619	4,449
Total Non-interest Expense	22,616	22,761	22,529	68,946	65,469
Income Before Income Tax	10,018	8,594	9,352	27,207	24,458
Income tax expense	3,159	2,663	2,979	8,443	7,547
Net Income	$6,859	$5,931	$6,373	$18,764	$16,911
Net Income Per Common Share
Basic	$0.32	$0.28	$0.30	$0.88	$0.79
Diluted	$0.32	$0.27	$0.30	$0.87	$0.78

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$22,912	$21,492	$21,466	$20,250	$19,998
Provision for loan losses	582	583	(359)	130	(175)
Non-interest income	10,304	10,446	10,339	13,201	11,708
Non-interest expense	22,616	22,761	23,569	24,878	22,529
Income before income tax	10,018	8,594	8,595	8,443	9,352
Income tax expense	3,159	2,663	2,621	2,588	2,979
Net income	$6,859	$5,931	$5,974	$5,855	$6,373

Basic earnings per share	$0.32	$0.28	$0.28	$0.28	$0.30
Diluted earnings per share	0.32	0.27	0.28	0.27	0.30
Cash dividend per share	0.10	0.10	0.10	0.10	0.08

Average shares outstanding	21,334,247	21,331,363	21,308,396	21,248,343	21,232,252
Average diluted shares outstanding	21,651,963	21,646,941	21,638,768	21,587,283	21,548,647

Performance Ratios
Return on average assets	1.01%	0.92%	0.95%	0.91%	1.02%
Return on average common equity	10.27	9.15	9.63	9.29	10.20
Efficiency ratio (1)	67.38	70.29	73.29	74.19	70.25

As a Percent of Average Interest-Earning Assets (1)
Interest income	4.05%	3.94%	4.02%	3.77%	3.81%
Interest expense	0.39	0.34	0.33	0.32	0.30
Net interest income	3.66	3.60	3.69	3.45	3.51

Average Balances
Loans	$1,911,635	$1,782,953	$1,690,003	$1,655,222	$1,616,681
Securities available for sale	565,546	592,594	599,451	605,781	593,013
Total earning assets	2,522,060	2,423,283	2,371,705	2,365,517	2,294,644
Total assets	2,697,362	2,598,605	2,559,487	2,549,108	2,482,002
Deposits	2,315,806	2,239,605	2,233,853	2,223,446	2,158,987
Interest bearing liabilities	1,664,734	1,595,984	1,574,306	1,547,856	1,499,932
Shareholders' equity	265,074	260,095	251,566	250,735	248,678

End of Period
Capital
Tangible common equity ratio	9.67%	9.79%	9.78%	9.70%	9.81%
Average equity to average assets	9.83	10.01	9.83	9.84	10.02
Tangible book value per share	$12.47	$12.22	$11.89	$11.62	$11.72
Total shares outstanding	21,332,317	21,334,740	21,327,796	21,258,092	21,227,974

Selected Balances
Loans	$1,937,094	$1,811,677	$1,670,747	$1,608,248	$1,607,354
Securities available for sale	548,865	583,725	608,964	610,616	603,112
Total earning assets	2,568,554	2,486,518	2,411,369	2,355,703	2,347,072
Total assets	2,753,446	2,665,367	2,596,482	2,548,950	2,538,319
Deposits	2,343,761	2,246,219	2,263,059	2,225,719	2,206,960
Interest bearing liabilities	1,701,624	1,646,599	1,597,417	1,553,249	1,528,890
Shareholders' equity	267,710	262,453	255,475	248,980	250,902

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 35%